Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-253986 on Form S-3, and Nos. 333-40356, 333-89966, 333-97571, 333-110703, 333-115987, 333-125461, 333-134749, 333-143048, 333-166601, 333-181685, 333-193970, 333-195633, 333-218086, 333-222480, and 333-226020 on Form S-8 of our reports dated February 27, 2023, relating to the financial statements of Itron, Inc. and the effectiveness of the Itron, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
February 27, 2023